Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-179831) of First Industrial, L.P. of our report dated February 27, 2014 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of First Industrial, L.P., and our reports dated February 27, 2014 relating to consolidated financial statements of First Industrial Pennsylvania, L.P., and the combined financial statements of the Combined Partnerships, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 27, 2014